UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55376	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On April 16, 2015, Industrial Property Operating Partnership LP (the “Borrower”), a wholly-owned subsidiary of the Company, entered into an amendment to its existing $350.0 million revolving credit facility agreement (the “Credit Facility Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent; Wells Fargo Bank, National Association, as Syndication Agent; J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as Joint Bookrunners and Co-Lead Arrangers; KeyBank National Association and Regions Bank as Co-Documentation Agents; and U.S. Bank National Association; Capital One, National Association; and Fifth Third Bank as Lenders (collectively, the “Prior Bank Group”), in order to increase the size of the credit facility to $400.0 million. The lenders under the Credit Facility Agreement, as amended, are the Prior Bank Group; Bank of the West; and the Huntington National Bank (collectively, the “Lenders”). The Credit Facility Agreement provides the Borrower with the ability from time to time to increase the size of the credit facility by an additional $100.0 million, up to a total of $500.0 million subject to receipt of lender commitments and other conditions. The maturity date of the Credit Facility Agreement is January 13, 2017, and may be extended pursuant to two one-year extension options, subject to continuing compliance with the financial covenants and other customary conditions and the payment of extension fees. At Borrower’s election, borrowings under the Credit Facility Agreement will be charged interest based on LIBOR plus a margin ranging from 1.90% to 2.75%, or on an alternative base rate plus a margin of 0.90% to 1.75%, each depending on the Company’s consolidated leverage ratio. Borrowings under the Credit Facility Agreement are available for general corporate purposes including but not limited to the acquisition and operation of permitted investments. As of April 15, 2015, the amount outstanding was $141.0 million with an interest rate of 2.08%.

Borrowings under the Credit Facility Agreement are guaranteed by the Company and certain of its subsidiaries. The Credit Facility Agreement requires the maintenance of certain financial covenants, including covenants concerning: (i) consolidated tangible net worth; (ii) consolidated fixed charge coverage ratio; (iii) consolidated leverage ratio; (iv) secured indebtedness; (v) secured recourse indebtedness; (vi) unencumbered interest coverage ratio; (vii) unencumbered asset pool leverage ratio; and (viii) unencumbered property pool criteria.

In addition, the Credit Facility Agreement contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens (other than certain permitted liens) on the unencumbered asset pool; (ii) merging with other companies or changing ownership interest; (iii) selling all or substantially all of its assets or properties; (iv) transferring a material interest in the Borrower; (v) entering into transactions with affiliates, except on an arms-length basis; (vi) making certain types of investments; and (vii) if in default under the Credit Facility Agreement, paying certain distributions or certain other payments to affiliates.

The Credit Facility Agreement permits voluntary prepayment of principal and accrued interest and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Credit Facility Agreement, the Lenders may accelerate the repayment of amounts outstanding under the Credit Facility Agreement and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (such as those relating to the Company’s obligations under the Credit Facility) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to maintain the financial and other covenants under the Credit Facility Agreement and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other filings with the SEC. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

April 16, 2015	By:	/s/ THOMAS G. MCGONAGLE
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer

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